As filed with the Securities and Exchange Commission on June 1, 2017

Registration No. 333-159415

Registration No. 333-161416

Registration No. 333-192336

Registration No. 333-214564

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-159415

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-161416

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-192336

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-214564

UNDER

THE SECURITIES ACT OF 1933

FBR & CO.

(BRC Merger Sub, LLC as successor by merger to FBR & Co.)

(Exact Name of Registrant as Specified in Its Charter)

Virginia	20-5164223
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1300 North Seventeenth Street

Arlington, Virginia 22209

(Address Including Zip Code, of Registrant’s Principal Executive Offices)

(703) 312-9500

(Registrant’s telephone number, including area code)

c/o BRC Merger Sub, LLC

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, California 91367

(818) 884-3737

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of FBR & Co., a Virginia corporation (the “Registrant”), previously filed by the Registrant or its predecessor FBR Capital Markets Corporation (the “Former Registrant”) with the United States Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-159415, originally filed with the Commission on May 22, 2009, as amended by Amendment No. 1 on June 8, 2009, registering shares of common stock, shares of preferred stock, senior debt securities and subordinated debt securities;

•	Registration Statement No. 333-161416, originally filed with the Commission on August 18, 2009, as amended by Amendment No. 1 on September 2, 2009, registering shares of common stock;

•	Registration Statement No. 333-192336, filed with the Commission on November 14, 2013, registering shares of common stock, shares of preferred stock, depositary shares, debt securities, units, warrants and stock purchase contracts;

•	Registration Statement No. 333-214564, originally filed with the Commission on November 10, 2016, as amended by Amendment No. 1 on December 20, 2016, registering shares of common stock, shares preferred stock, depositary shares, debt securities, units, warrants and stock purchase contracts;

On June 1, 2017, pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 15, 2017, and effective as of February 17, 2017, by and among the Registrant, B. Riley Financial, Inc., a Delaware corporation, (“Parent”) and BRC Merger Sub, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), the Registrant merged with and into the Merger Sub (the “Merger”), with Merger Sub surviving the Merger.

As a result of the Merger and related transactions, the Registrant is terminating the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements, if any, in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from the registration any and all such securities of the Registrant registered but unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Appendix A in the Registrant’s Schedule 14a filed with the SEC on May 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the registration statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on this 1st day of June, 2017.

BRC MERGER SUB, LLC (as successor by merger to FBR & Co.)

By:	B. RILEY FINANCIAL, INC., its sole member

By:	/s/ Phillip J. Ahn
Name: Phillip J. Ahn
Title: Chief Financial Officer and Chief Operating Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance on Rule 478 under the Securities Act of 1933.